EXHIBIT 99.1


                      RAYOVAC TO ACQUIRE UNITED INDUSTRIES

 Transaction Diversifies Company into Large High-Growth Markets: Lawn & Garden,
              Specialty Pet Supplies and Household Insect Control

ATLANTA, Jan. 4, 2005 - Rayovac Corp. (NYSE:ROV), a global consumer products company with a diverse portfolio of world-class brands, announced today that it has reached an agreement to acquire United Industries Corporation. The transaction calls for Rayovac to issue 13.75 million shares of its common stock, along with additional consideration of $70 million in cash, to United Industries' current shareholders, for a total value of approximately $1.2 billion including the assumption of approximately $880 million of United Industries debt and a cash tax benefit of $140 million. This acquisition extends Rayovac's household products offerings into the large and growing lawn and garden and specialty pet supply categories, while leveraging the company's operational expertise and existing relationships with global retailers.

Privately held United Industries, based in St. Louis, is a leading manufacturer and marketer of consumer products for lawn and garden care and household insect control, operating as Spectrum Brands in the United States and NuGro in Canada. United also holds a leading position in the fragmented but fast-growing U.S. pet supply market, manufacturing and marketing premium branded specialty pet supplies through its United Pet Group. Among United's brands are Spectracide(R), Vigoro(R), Sta-Green(R), Schultz(TM) and C.I.L(R) in the lawn and garden market; Hot Shot(R), Cutter(R) and Repel(R) in the household insect control market; and Marineland(R), Perfecto(R) and Eight in One(R) among pet supply products. United estimates total 2004 pro forma sales of $950 million (assumes acquisitions made during 2004 were part of United's results for the entire twelve months) to customers including The Home Depot, Lowe's, Wal-Mart, PETCO and PETsMART.

"Rayovac's publicly stated goal has been to grow through acquisitions that diversify and increase our revenue base while leveraging our global merchandising and distribution capabilities. United Industries is just such an acquisition," said David A. Jones, Rayovac's chairman and chief executive officer. "Upon closing, we will have a significant presence in several new consumer products markets -- large growth categories where we can capitalize on our strengths with major retailers to leverage the full potential of the powerful combined enterprise."

The company noted that the United transaction will significantly diversify Rayovac's revenue base. It is expected that after closing, worldwide battery sales will represent approximately 40 percent of total combined pro forma revenue versus the current level of approximately 67 percent.

Added Jones: "This is a truly transforming transaction for Rayovac, representing a major step forward toward our goal of achieving annual revenues of $3 billion."

 "We are extremely pleased to join a company that clearly believes in our brands, our markets and our merchandising strategy," said United Industries Chief Executive Officer Robert L. Caulk, who is expected to join Rayovac's senior management team. "We share Rayovac's belief that our products will flourish as part of a larger company with an integrated global manufacturing, distribution and information services platform and a more significant relationship with our customers."

"The combination of Rayovac and United Industries offers a compelling value proposition," said Thomas H. Lee Partners Co-President Scott Schoen. "United's strong brands and history of operational excellence will be further strengthened in combination with Rayovac's global manufacturing, distribution, supply chain and IT infrastructure. The Rayovac management team has established a track record of successfully integrating acquired businesses while maintaining marketplace momentum. Our ongoing ownership stake is a tangible demonstration of our confidence in the future success of the combined enterprise."

Rayovac's current expectations are that the transaction will be slightly accretive to earnings before synergies in year one. The company's initial expectations anticipate gross synergies approximating $70 to $75 million (before one-time costs) to be realized over a three year period. Anticipated cost savings include efficiencies to be gained through rationalization of manufacturing, global purchasing, distribution and information technology. In addition to these cost savings, Rayovac has identified a number of opportunities to drive revenue growth through cross-selling and coordination of sales and marketing efforts.


Transaction Details

The transaction is subject to approval under the Hart-Scott-Rodino Anti-trust Improvements Act and other customary closing conditions. Rayovac plans to enter into a new senior secured credit facility and issue senior subordinated notes in connection with the acquisition. Existing United Industries debt of approximately $900 million will be redeemed or replaced by the new credit facility. The transaction has been approved by United's shareholders. The transaction is expected to close in February.

United is 83 percent owned (on a fully diluted basis) by the Thomas H. Lee Equity Fund IV, a private equity fund managed by Thomas H. Lee Partners and affiliates (THL). It is anticipated that following the transaction THL will hold an ownership position in Rayovac of approximately 25 percent. The shares of Rayovac common stock received by United shareholders in the transaction will be issued pursuant to an exemption from registration under the federal securities laws. Rayovac has agreed to file a shelf registration within nine months following closing to allow for the sale of such shares. As part of the transaction, the shares issued to United shareholders will be subject to a lockup agreement expiring one year after the closing date relative to 50 percent of the shares and 18 months after the closing date for the remaining 50 percent. In addition, two new Class II seats will be added to Rayovac's current eight-person board of directors, to be filled by candidates selected by the THL shareholders.

Rayovac and THL were previously partners when THL invested in Rayovac Corporation in 1996. THL maintained a significant interest in Rayovac until September 2002. David Jones, Rayovac chairman and chief executive officer, was a board member of United Industries from 1999 to 2003. Rayovac noted that an independent committee of its board was established to evaluate, negotiate and approve the terms of the transaction. Citigroup Global Markets Inc. served as advisors to the independent committee of the Rayovac board of directors. Merrill Lynch & Co. served as financial advisor to Rayovac Corporation, and Goldman Sachs & Co. advised United Industries.


Webcast Information

Rayovac will host a conference call on Tuesday, January 4 at 8:30 a.m. EST to discuss the United Industries acquisition. Interested investors and others can participate on the call at 800-592-7713 (international callers at 706-679-4191). A replay of the call will be available at 800-642-1687 (international callers at 706-645-9291) under the passcode 3156577.

A simultaneous webcast of the call and an accompanying slide presentation will be available at www.rayovac.com.


About United Industries

United Industries Corporation, headquartered in St. Louis, is a leading manufacturer and marketer of products for the consumer lawn-and-garden care and household insect control markets in North America and a leading supplier of quality products to the pet supply industry in the United States. United Industries has 2,800 employees throughout North America.

United Industries' Home and Garden Division, which operates as Spectrum Brands, includes the Spectracide(R), Spectracide Triazicide(R), Spectracide Terminate(R), Garden Safe(R) and Real-Kill(R) brands in the controls category, Sta-Green(R), Vigoro(R), Schultz(TM), Peters(R), Bandini(R) and Best(R) brands in the lawn and garden fertilizer and organic growing media categories and Hot Shot(R), Cutter(R) and Repel(R) brands in the consumer household insecticide and insect repellent categories.

United Industries' Canada Division, which operates as Nu-Gro includes the CIL(R), Wilson(R), Vigoro(R), Pickseed(R), So-Green(R), Plant-Prod(R), Greenleaf(R) and Green Earth(R) brands in the consumer home and garden categories in Canada. Nu-Gro also produces and distributes controlled release nitrogen and other fertilizer technologies to the consumer, professional and golf industries worldwide under the names IB Nitrogen(R), Nitroform(R), Nutralene(R), Organiform(R) and S.C.U.(R)

United Industries' Pet Division, which operates as United Pet Group, or UPG, manufactures and markets premium pet supplies products for dogs, cats, fish, birds, and small animals. UPG markets the broadest line in the industry, including integrated aquarium kits, stand-alone tanks, filters and filter media, sea salt, and other aquarium supplies and accessories, as well as a variety of pet treats and supplies. UPG's aquatics brands, which include Marineland(R), Perfecto(R), and Instant Ocean(R), are leading brands in their market segments. UPG's pet supply brands include Eight in One(R), Nature's Miracle(R), Dingo(R), Lazy Pet(R), St. Aubrey(R), Wild Harvest(R) and One Earth(TM).


About Thomas H. Lee Partners, L.P.

Thomas H. Lee Partners, L.P., is a Boston-based private equity firm focused on identifying and acquiring substantial ownership positions in growth companies. Founded in 1974, Thomas H. Lee Partners currently manages approximately $12 billion of committed capital, including its most recent fund, the $6.1 billion Thomas H. Lee Equity Fund V. In addition to United Industries, notable transactions sponsored by the firm include: Eye Care Centers of America, Simmons Company, Michael Foods, ProSiebenSat.1, American Media, AXIS Capital Holdings Limited, Houghton Mifflin, TransWestern Publishing, National Waterworks, Endurance Specialty Insurance, Vertis, Cott Corporation,Rayovac, Fisher Scientific International, Experian, GNC and Snapple Beverage.


About Rayovac

Rayovac is a global consumer products company and one of the largest battery, shaving and grooming, and lighting companies in the world. Through a diverse and growing portfolio of world-class brands -- including Rayovac, Varta and Remington -- Rayovac holds leading market positions in a number of major product categories. The company's products are sold by 19 of the world's top 20 retailers, and are available in over one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Rayovac generates approximately $1.5 billion in annual revenues and has 6,500 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol ROV.



Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) our ability to close and finance the contemplated United acquisition as anticipated, (2) our ability to achieve anticipated synergies and efficiencies as a result of this transaction, (3) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Rayovac and United offer, (5) changes in the general economic conditions where Rayovac and United do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (6) our ability to successfully implement manufacturing, distribution and other cost efficiencies and (7) various other factors, including those discussed herein and those set forth in Rayovac's and United's securities filings, including their most recently filed Forms 10Q and Annual Reports on Form 10-K.





Investor Contact:
-----------------
Nancy O'Donnell
VP Investor Relations
770-829-6208
cell 404-992-9001

Media Contact:
--------------
David Doolittle
Ketchum for Rayovac
404-879-9266
cell 404-840-1321